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                                                                    EXHIBIT 12.1


                             ASHTON WOODS USA L.L.C.
     STATEMENT REGARDING COMPUTATIONS OF RATIO OF EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS, EXCEPT RATIOS)

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
                                                                                                         THREE
                                                                                                         MONTHS
                                                                  YEAR ENDED MAY 31,                     ENDED
                                                    -----------------------------------------------   -----------
                                                     2005      2004       2003      2002      2001      8/31/2005
                                                    -------   -------   -------   -------   -------   -----------
EARNINGS:
  Income before income taxes                         59,454    42,427    16,497    14,193    13,605       6,078
  Less:
  Earnings from unconsolidated entities              (1,571)   (1,259)   (1,523)     (543)     (353)       (555)
  Minority interest                                     398       112        12        --      (175)         --
  Fixed charges (from below)                          5,185     5,200     6,053     8,186    10,428       1,801
  Distributed income of unconsolidated entities       1,571     1,259     1,523       543       353         555
  Less: interest capitalized                         (4,840)   (4,932)   (5,796)   (7,960)  (10,243)     (1,669)
  Interest amortized to cost of sales                 4,790     5,822     7,460     8,721    12,355         892
                                                    -------   -------   -------   -------   -------   ---------

    Earnings available for fixed charges             64,987    48,629    24,226    23,140    25,970       7,102
                                                    -------   -------   -------   -------   -------   ---------

FIXED CHARGES:
  Interest incurred, including capitalized            4,840     4,932     5,796     7,960    10,243       1,669
  amounts and amortization of debt costs
  Estimated interest component of rent expense          345       268       257       226       185         132
                                                    -------   -------   -------   -------   -------   ---------

    Total fixed charges                               5,185     5,200     6,053     8,186    10,428       1,801
                                                    -------   -------   -------   -------   -------   ---------

RATIO OF EARNINGS TO FIXED CHARGES                    12.53      9.35      4.00      2.83      2.49        3.94
                                                    -------   -------   -------   -------   -------   ---------
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